For further information:
MGT Capital Investments
Alex van Klaveren
Tel: +1 646-723-4661
www.mgtci.com

MGT announces strategic actions to maximize shareholder value:
Laddcap Value Partners III LLC to purchase 16.7% of MGT
Medicsight PLC holdings to be distributed pro-rata to MGT stockholders

NEW YORK, November 22, 2010 – MGT Capital Investments, Inc. (AMEX: MGT), (“MGT”), announced today that it has approved two actions designed to enhance value for its stockholders.  Firstly, the Company has entered into a Stock Purchase Agreement with Laddcap Value Partners III LLC (“Laddcap”).  Pursuant to the terms of the agreement, Laddcap has agreed to purchase 6,500,000 shares of Common Stock of the Company for $1,300,000 or $0.20 per share.  The Common Stock that Laddcap is purchasing will constitute approximately 16.7% of the issued and outstanding Common Stock of the Company.  In addition, Laddcap will receive a five year warrant to purchase an additional 6,500,000 shares of the company at an exercise price of $0.20 per share. The closing of the Purchase Agreement and the issuance of the Common Stock and Warrants is subject to regulatory  approval.

Secondly, the Company announced that its Board of Directors has authorized the distribution by way of dividend of the shares of Medicsight PLC that the Company currently owns.  The Medicsight PLC shares held by MGT currently constitute approximately 55% of the issued and outstanding shares of Medicsight PLC.  The distribution of the shares will be subject to regulatory approval and the effectiveness of a registration statement to be filed with the SEC as soon as practicable after the closing of the Laddcap purchase.  The distribution of the Medicsight PLC shares is expected to take place in the first half of 2011.

Upon the closing of the Laddcap purchase, Mr. Tim Paterson-Brown will resign as director of the Company, and Messrs. Robert Ladd and Richard Taney will join the Board.  Mr. Paterson-Brown will also resign as CEO and will be replaced by Mr. Robert Ladd.  Mr. Richard Taney will become Independent Chairman.

Tim Paterson-Brown stated: “This transaction enables the MGT shareholders to benefit directly from the distribution of the Medicsight shares held by MGT.  I shall be moving back to acting as Chairman of Medicsight PLC to help deliver the original expectations of Medicsight.  In addition, the Board of MGT expresses its confidence in the future of MGT by taking advantage of the skillsets of Robert Ladd and Richard Taney with their substantial background in the Healthcare sector.  I look forward to seeing them add considerable value for MGT shareholders.”

Robert Ladd commented: “I welcome the opportunity to lead MGT through this transition which benefits both MGT and Medicsight’s stockholders.  As the largest stockholder in MGT, my interests are totally aligned to grow value through prudent capital allocation.  In addition, I look forward to providing support to Tim and Allan at Medicsight at such a pivotal time.”

Richard Taney added:  “I am optimistic and energized to be working with the members of the MGT Board and alongside Rob Ladd again, and thank the Board for offering me the role of Independent Chairman.  Together we bring operating experience, broad access to future deal flow and a wealth of contacts in the medical technology space that we can leverage to maximize value for MGT shareholders.”

All forward-looking statements are made pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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